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                      ____________________________________

                            ASSET EXCHANGE AGREEMENT
                      ____________________________________


                                    Between


              CONCORDE GAMING CORPORATION, a Colorado corporation,
             CONCORDE CRIPPLE CREEK, INC.  a Colorado corporation,
       CONCORDE GAMING OF SOUTH DAKOTA, INC., a South Dakota corporation,
               MIDWEST GAMING, INC., a  South Dakota corporation

                                      and

                  NORTH STAR CASINO LIMITED LIABILITY COMPANY
                      a Colorado limited liability company



                        _______________________________

                           Dated as of June 12, 1997
                        ________________________________




-------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                                                            Page
                                                                                                            ----
                                                   ARTICLE I

                                                  DEFINITIONS

Section 1.01.      Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

                                                  ARTICLE II

                                              EXCHANGE OF ASSETS

Section 2.01.      Agreement to Exchange Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
Section 2.02.      Conveyance of North Star Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
Section 2.03.      Conveyance of Concorde Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Section 2.04.      Additional Consideration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Section 2.05.      Adjustment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Section 2.06.      Concorde Assumption of Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . .    9
Section 2.07.      North Star Assumption of Liabilities   . . . . . . . . . . . . . . . . . . . . . . . .   10
Section 2.08.      Prorated Items   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Section 2.09.      Allocation of Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10


                                                  ARTICLE III

                                        REPRESENTATIONS AND WARRANTIES OF
                                                   NORTH STAR

Section 3.01.      Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Section 3.02.      Corporate Existence and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Section 3.03.      Validity of Contemplated Transactions, etc   . . . . . . . . . . . . . . . . . . . . .   11
Section 3.04.      No Third Party Options   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Section 3.05.      Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Section 3.06.      Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Section 3.07.      Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Section 3.08.      Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . .   12
Section 3.09.      Tax and Other Returns and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Section 3.10.      Books of Account   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Section 3.11.      Existing Condition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Section 3.12.      Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

                                                                                                            Page
                                                                                                            ----
Section 3.13.      Condition of Tangible Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Section 3.14.      Compliance with Law; Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . .   14
Section 3.15.      Transactions With Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Section 3.16.      Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Section 3.17.      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Section 3.18.      Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
Section 3.19.      Additional Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Section 3.20.      Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Section 3.21.      Employee Benefit Plans and Arrangements  . . . . . . . . . . . . . . . . . . . . . . .   18
Section 3.22.      Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Section 3.23.      Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Section 3.24.      Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
Section 3.25.      Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
Section 3.26.      Restrictions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
Section 3.27.      Completeness of Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
Section 3.28.      Purchase for Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
Section 3.29.      Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
Section 3.30.      No Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

                                                  ARTICLE IV

                                        REPRESENTATIONS AND WARRANTIES
                             OF CONCORDE, CONCORDE SOUTH DAKOTA AND MIDWEST GAMING

Section 4.01.      Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
Section 4.02.      Corporate Existence and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
Section 4.03.      Validity of Contemplated Transactions, etc   . . . . . . . . . . . . . . . . . . . . .   23
Section 4.04.      No Third Party Options   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
Section 4.05.      Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
Section 4.06.      Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
Section 4.07.      Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . .   24
Section 4.08.      Tax and Other Returns and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . .   24
Section 4.09.      Books of Account   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
Section 4.10.      Existing Condition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
Section 4.11.      Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
Section 4.12.      Condition of Tangible Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
Section 4.13.      Compliance with Law; Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . .   25
Section 4.14.      Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
Section 4.15.      Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
Section 4.16.      Additional Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
Section 4.17.      Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
Section 4.18.      Restrictions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
Section 4.19.      Completeness of Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
Section 4.20.      Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
Section 4.21.      No Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

                                                                                                            Page
                                                                                                            ----
                                                  ARTICLE V
                                           COVENANTS OF THE PARTIES

Section 5.01.      Covenants of the Parties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

                                                  ARTICLE VI

                                           CONDITIONS TO THE CLOSING

Section 6.01.      Reciprocal Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
Section 6.02.      Conditions to Obligation of Concorde   . . . . . . . . . . . . . . . . . . . . . . . .   33
Section 6.03.      Conditions to Obligation of North Star   . . . . . . . . . . . . . . . . . . . . . . .   34

                                                  ARTICLE VII

                                                    CLOSING

Section 7.01.      Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
Section 7.02.      Concorde Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
Section 7.03.      North Star Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

                                                  ARTICLE VIII

                                                 INDEMNIFICATION

Section 8.01.      Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
Section 8.02.      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
Section 8.03.      Procedures for Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
Section 8.04.      Equitable Relief   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
Section 8.05.      Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

                                                  ARTICLE IX

                                             POST CLOSING MATTERS

Section 9.01.      Discharge of Business Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . .   40
Section 9.02.      Maintenance of Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . .   40
Section 9.03.      Payments Received  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
Section 9.04.      UCC Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
Section 9.05.      Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
Section 9.06.      Non-Solicitation; Noncompetition   . . . . . . . . . . . . . . . . . . . . . . . . . .   41
Section 9.07.      Third Party Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

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
Section 9.08.      Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
Section 9.09.      Piggyback Registration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
Section 9.10.      Option to Purchase   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43


                                                   ARTICLE X

                                                  TERMINATION
Section 10.01.     Grounds for Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
Section 10.02.     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

                                                  ARTICLE XI

                                              GENERAL PROVISIONS
Section 11.01.     Sales, Transfer and Documentary Taxes, etc   . . . . . . . . . . . . . . . . . . . . .   45
Section 11.02.     Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
Section 11.03.     Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
Section 11.04.     Assignment and Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
Section 11.05.     Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
Section 11.06.     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
Section 11.07.     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
Section 11.08.     No Benefit to Others   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
Section 11.09.     Headings, Gender and "Person."   . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
Section 11.10.     Schedules and Exhibits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
Section 11.11.     Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
Section 11.12.     Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
Section 11.13.     Construction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
Section 11.14.     Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

Exhibits
--------
Exhibit A          Form of Personal Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-1
Exhibit B          Form of Promissory Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-1
Exhibit C          Form of Bill of Sale and Assignment and Assumption Agreement . . . . . . . . . . . . .  C-1
Exhibit D          Form of Bill of Sale and Assignment Agreement  . . . . . . . . . . . . . . . . . . . .  D-2
Exhibit E          Form of Opinion of Counsel to Concorde . . . . . . . . . . . . . . . . . . . . . . . .  E-1
Exhibit F          Form of Bill of Sale and Assignment and Assumption Agreement . . . . . . . . . . . . .  F-1
Exhibit G          Form of Opinion of Counsel to North Star . . . . . . . . . . . . . . . . . . . . . . .  G-1

                            ASSET EXCHANGE AGREEMENT

        THIS ASSET EXCHANGE AGREEMENT (the "Agreement"), dated as of June 12, 1997, is entered into by and among Concorde Gaming Corporation., a Colorado corporation ("Concorde"), Concorde Cripple Creek, Inc., a Colorado corporation and a wholly-owned subsidiary of Concorde ("Concorde Cripple Creek"), Concorde Gaming of South Dakota, Inc., a South Dakota corporation and a wholly- owned subsidiary of Concorde ("Concorde South Dakota"), Midwest Gaming, Inc., a South Dakota corporation and a wholly-owned subsidiary of Concorde ("Midwest Gaming") and North Star Casino Limited Liability Company, a Colorado limited liability company ("North Star"). Concorde, Concorde Cripple Creek, Concorde South Dakota, Midwest Gaming and North Star are referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

        A. North Star is engaged in the business of owning and operating a casino located at 261 Main Street, Blackhawk, Colorado, known as the Golden Gates Casino (the "Casino Business").

        B. Midwest Gaming and Concorde South Dakota are engaged in the business of owning, installing, operating and servicing video lottery machines located in video lottery licensed bars and restaurants in South Dakota (the "Video Lottery Business").

        C. This Agreement sets forth the terms and conditions on which Midwest Gaming and Concorde South Dakota will convey to North Star substantially all of the assets used in the Video Lottery Business (the "Concorde Assets") and North Star will convey to Concorde Cripple Creek substantially all of the assets used in its Casino Business (the "North Star Assets") in such a manner as to effect a like-kind exchange of assets under
Section 1031 of the Code.

        NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   AGREEMENT

                                   ARTICLE I

                                  DEFINITIONS

        Section 1.01. DEFINITIONS. (a) The following terms used herein, have the following meanings:

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that no party to this Agreement shall be deemed to be an Affiliate of any other party to this Agreement solely by reason of its ownership of common stock.

        "Backus Lease" means the lease to be entered into between Concorde and Elevation 8000+, LLC ("E8000") relating to the East half of Lot 11, Block 48 and Lot 1, Block 49, both lots in the City of Blackhawk, County of Gilpin, State of Colorado

        "Casino Lease" means the lease to be entered into between Concorde and E8000 relating to Lots 9-12, inclusive, of Block 39, City of Blackhawk, County of Gilpin, State of Colorado.

        "Claim" means any claim of any nature whatsoever, including any demand, liability, obligation, debt, cause of action, suit, proceeding, judgment, award, assessment and reassessment.

        "Closing" means the Casino Closing or the Video Lottery Closing, or both, as the context may require.

        "Closing Date" means the date of the Casino Closing or the Video Lottery Closing, or both, as the context may require.

        "Casino Closing" means the closing of the transfer of the North Star Assets to Concorde Cripple Creek, which shall occur within five (5) days of the satisfaction of the conditions set forth in Article VI.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Common Stock" means the common stock, par value $0.01 per share, of Concorde.

        "Dollars" means U.S. Dollars unless otherwise specified.

        "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, now in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

        "Environmental Liabilities" means any and all liabilities of or relating to Concorde or North Star, as the case may be (including any entity which is, in whole or in part, a predecessor thereof), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws (including without limitation any matters disclosed or required to be disclosed in the Disclosure Schedule) and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

        "Environmental Permits" means all permits, licenses, authorizations, certificates and approvals of governmental authorities relating to or required by Environmental Laws and necessary or proper for the business of Concorde or North Star, as the case may be, as currently conducted.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "GAAP" means generally accepted accounting principles applied on a consistent basis.

        "Hazardous Substances" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

        "Immediate Family Member" means, with respect to any Person, such Person's spouse, parents, children and siblings.

        "Intellectual Property Right(s)" means any trademark, service mark, trade name and patent (including any registrations or applications for registration of any of the foregoing) (registered or unregistered), other governmental filings of every nature, all goodwill with all marks and names assigned herewith, and other rights of every kind on a worldwide basis associated therewith.

        "Interim Date" means April 30, 1997.

        "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

        "Material Adverse Effect" means a material adverse effect or effect which would reasonably be expected to have a Material Adverse Effect on the condition (financial or otherwise), business, assets or results of operations of Concorde or North Star, as the case may be.

        "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Parking Lot Lease" means the lease to be entered into between Concorde and E8000 relating to Lots 6-8, inclusive, Block 39, City of Blackhawk, County of Gilpin, State of Colorado.

        "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Personal Guaranties" means the personal guaranties to be executed by Elroy Gruenewald and David Backlund to secure the repayment by North Star of the Promissory Note in the form of Exhibit A attached hereto.

        "Promissory Note" means the promissory note on the principal amount of $1.6 million to be executed by North Star in favor of Concorde in the form of Exhibit B attached hereto.

        "Real Property Option" means the option of North Star to acquire a 50% interest in and to Lots 6-8, inclusive, Block 39, City of Blackhawk, County of Gilpin, State of Colorado.

        "Video Lottery Closing" means the closing of the transfer of the Concorde Assets to North Star effective as of 6:00 a.m. Mountain Daylight Time on June 16, 1997, or such later date as may be agreed upon between the Parties.

                 (b) Each of the following terms is defined on the page set forth opposite such term:

                 Term                                                                       Page
                 ----                                                                       ----
Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Association. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Authorizations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Cash Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Casino Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Concorde . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Concorde Indemnities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Damages. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Indemnitee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Indemnitor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Indemnity Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
North Star . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
North Star Indemnities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
North Star Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Permitted Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Regulations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                                   ARTICLE II

                               EXCHANGE OF ASSETS

         Section 2.01. AGREEMENT TO EXCHANGE ASSETS. The Parties shall effect an exchange of assets as set forth below.

         Section 2.02.  CONVEYANCE OF NORTH STAR ASSETS.

         (a) North Star shall, by means of appropriate documentation, on the Casino Closing Date, sell, transfer, assign, convey and deliver to Concorde Cripple Creek, free and clear of all Liens other than Permitted Lien(s), all of its right, title and interest in and to the North Star Assets as the same shall exist on the Casino Closing Date except for the North Star Excluded Assets set forth in Section 2.02(b). The North Star Assets shall consist of all the assets of all descriptions of North Star used in the Casino Business, which assets are specifically set forth on Schedule 2.02(a), on the Casino Closing Date, including, without limitation, the following in which North Star has any right, title or interest:

                            (i)   all inventories of North Star located in
Colorado on the Casino Closing Date;

                           (ii)   all accounts receivable, contract rights and
general intangibles and related records of North Star related to the Casino Business, including bad checks receivable;

                          (iii)   all rights in and to owned and leased real
property and improvements, appurtenances, easements, licenses, and other rights and interests thereon and therein, including, without limitation, (A) North Star's ownership and leasehold interest in certain real property described as the East half of Lot 1, Block 48 and Lot 11, Block 49, City of Blackhawk, County of Gilpin, State of Colorado and Lots 6-12, inclusive Block 39, City of Black Hawk, County of Gilpin, State of Colorado, together with all improvements and all rights (including, but not limited to, rights to adjacent vacated streets or alleys, now or hereafter vacated, easements and appurtenances thereto) (collectively, the "Real Property"); (B) all of the real property and improvements owned by North Star and leased to third parties, and (C) all of the machinery, tools, goods, equipment, furniture and fixtures located thereon or elsewhere;

                           (iv)   all motor vehicles used in the Casino
Business;

                            (v)   all office equipment, computer hardware and
software and supplies used in the Casino Business;

                           (vi)   $130,000 in cash, which represents cash held
in the Casino, including cash in the cage and machines;

                          (vii)   all prepaid expenses, deposits with landlords
and others, and current assets relating to the Casino Business;

                         (viii)   all Intellectual Property Rights;

                           (ix)   all rights under (A) all contracts, licenses,
leases, and other agreements to which North Star is a party, (B) permits, (C) all policies of insurance, and (D) device fees (state and municipal);

                            (x)   all goodwill and all going concern value
relating to the Casino Business;

                           (xi)   all books, records and other memorialized
information of North Star relating primarily or exclusively to the Casino Business;

                          (xii)   all claims, causes of action or rights of
action by North Star related to the Casino Business;

                         (xiii)   to the extent not included above, all mailing
lists; customer lists; sales records; materials, records, files and other data relating to advertising; research statistical production, marketing and promotional materials, records, files and other data and chips and tokens;

                          (xiv)   all other tangible and intangible property
relating to the Casino Business.

         (b) North Star Excluded Assets. The assets set forth on Schedule 2.02(b) are North Star Excluded Assets and shall not be North Star Assets within the list in paragraph (a).

Section 2.03.  CONVEYANCE OF CONCORDE ASSETS.

                 (a) Midwest Gaming and Concorde South Dakota shall by means of appropriate documentation, on the Video Lottery Closing Date, sell, transfer, assign, convey and deliver to North Star, free and clear of all Liens, other than Permitted Liens, all of their right, title and interest in and to the Concorde Assets as the same shall exist on the Video Lottery Closing Date, except for the Concorde Excluded Assets set forth in Section 2.03(b).
The Concorde Assets shall consist of all the assets of all descriptions used in the Video Lottery Business, which assets are specifically set forth on Schedule 2.03(a), on the Video Lottery Closing Date, including without limitation, the following in which Midwest Gaming or Concorde South Dakota has any right, title or interest:

                      (i)         all inventories located in South Dakota;

                      (ii) all accounts receivable, contract rights and general intangibles and related records pertaining to the Concorde Assets, including bad checks receivable;

                    (iii) all rights in and to owned and leased real property and improvements, appurtenances, easements, licenses, and other rights and interests thereon and therein relating to the Concorde Assets, including, without limitation, (I) the Sunup Casino, (II) all video lottery space lease and maintenance agreements, and (III) all of the machinery, tools, goods, equipment, furniture and fixtures located thereon or elsewhere;

                     (iv) all motor vehicles used exclusively in the Video Lottery Business;

                      (v) all office equipment, computer hardware and software and supplies used in the Video Lottery Business;

                     (vi) all cash located in video lottery casinos in the State of South Dakota;

                    (vii) all prepaid expenses, deposits with landlords and others, and current assets relating to the Concorde Assets;

                   (viii) all rights under permits and device fees (state and municipal) relating to the Concorde Assets;

                      (ix) all goodwill and going concern value relating to the Concorde Assets;

                      (x) all claims, causes of action or rights of action relating to the Concorde Assets;

                      (xi) to the extent not included above, all mailing lists, customer lists; all sales records, materials, records, files and other data relating to advertising; all research, statistical production, marketing and promotional materials, records, files and other data relating to the Concorde Assets;

                    (xii) all other tangible and intangible property relating to the Concorde Assets.

                 (b) Concorde Excluded Assets. The following assets are Concorde Excluded Assets and shall not be Concorde Assets within the list in paragraph (a), each of which are specifically set forth on Schedule 2.03(b):

                      (i) Inventories of Concorde South Dakota and Midwest Gaming located in North Sioux City, South Dakota and Concorde's office equipment located at its principal office in Rapid City, South Dakota;

                      (ii) All accounts receivable and/or intercompany advances from, to or between Concorde and its subsidiaries;

                    (iii) Concorde's property and contractual rights located in, or arising out of, North Sioux City, South Dakota and its principal office in Rapid City, South Dakota;


                      (iv) Office equipment, computer hardware and software, and supplies used in the Video Lottery Business in North Sioux City, South Dakota;

                      (v) Cash located in video lottery casinos in North Sioux City, South Dakota and in Concorde's bank accounts;

                      (vi)        Prepaid insurance;

                    (vii) Cash due to the State of South Dakota plus Concorde South Dakota's and Midwest Gaming's share from all space lease agreements for video lottery machines and amusement devices through the Video Lottery Closing.


Section 2.04. ADDITIONAL CONSIDERATION FOR THE NORTH STAR ASSETS. The following additional consideration shall be transferred or paid by Concorde or North Star on the Video Lottery Closing Date or the Casino Closing Date, respectively:

         (a)For the North Star Assets:

                         (i)   Cash.  Eight Hundred Seventy Thousand Dollars
($870,000) (the "Cash Purchase Price"), less adjustments pursuant to Section
2.08.

                        (ii) Common Stock. 1,743,333 shares of Common Stock to be issued pursuant to instructions received from North Star prior to the Casino Closing.

                 (b)      For the Concorde Assets.

North Star shall pay Concorde $51,000, to be evidenced by a promissory note in the form of Exhibit H.

Section 2.05.  VIDEO LOTTERY ACQUISITION.

         (a) At the Video Lottery Closing, North Star shall execute and deliver to Concorde the Promissory Note which shall be secured by the Personal Guaranties.

         (b) In the event that the Casino Closing does not occur on or before September 1, 1997, the Promissory Note shall be due and payable according to its terms.

         (c) In the event that the Casino Closing occurs on or before September 1, 1997, then the Promissory Note shall be canceled and the Concorde Assets shall be transferred in exchange for the consideration set forth in Sections 2.03(a) and 2.04 hereof.

         Section 2.06. CONCORDE ASSUMPTION OF LIABILITIES. As of the Casino Closing Date, Concorde Cripple Creek shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of North
Star:

                 (a) liabilities arising out of special assessments, business improvement district assessments and the Richmond Street bridge assessment; and

                 (b) North Star's obligation in the outstanding balances on the mortgages for the Real Property (the "North Star Mortgages").

         All other debts, liabilities and obligations relating to the North Star Assets or the operation of the Casino Business shall remain and be the obligation and liability of North Star.

Section 2.07. NORTH STAR ASSUMPTION OF LIABILITY. As of the Video Lottery Closing Date, North Star shall assume and agree to pay, discharge or perform, as appropriate, all liabilities arising out of that certain Loan Agreement dated October 14, 1996 between Concorde South Dakota and Sylvester Puetz in the aggregate amount of $33,841.05.

All other debts, liabilities and obligations relating to the Concorde Assets or the operation of the Video Lottery Business shall remain and be the obligation and liability of Concorde South Dakota and Midwest Gaming, as the case may be.

    Section 2.08. PRORATED ITEMS. All personal property taxes, real property taxes, progressive jackpot liabilities in excess of $71,500, unpaid vacation earned by employees employed in the Casino Business, outstanding casino gift certificates, and one-half of the dollar amount for the Casino's outstanding chips and token liability shall be prorated between the Parties as of the Casino Closing Date.

Section 2.09. ALLOCATION OF PURCHASE PRICE.. Concorde and North Star agree to mutually agree upon and determine the allocation of the consideration transferred hereunder for state and federal income tax purposes within 30 days of the Closing Date and to timely file an Internal Revenue Service Form 8594.

                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                                   NORTH STAR

        North Star hereby represents and warrants to each of Concorde, Concorde South Dakota and Midwest Gaming that, except as set forth on a Disclosure Schedule attached hereto, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder:

        Section 3.01. CORPORATE EXISTENCE. North Star is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. North Star is duly qualified to do business and is in good standing as a foreign limited liability corporation in each jurisdiction where the conduct of the Casino Business by it requires it to be so qualified, except for those jurisdictions where failure to be so qualified, individually or in the aggregate would not have a Material Adverse Effect.

        Section 3.02. CORPORATE EXISTENCE AND POWER. North Star has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by North Star has been duly authorized by all necessary corporate and shareholder action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by North Star in accordance with the provisions hereof (the "North Star Documents") will be, duly executed and delivered on behalf of North Star by duly authorized officers of North Star, and this Agreement constitutes, and the North Star Documents when executed and delivered will constitute, the legal, valid and binding obligation of North Star, enforceable against North Star in accordance with their respective terms except as the same may be limited by bankruptcy, moratorium, fraudulent conveyance and similar laws affecting creditors rights generally and to the application of general equitable principles.

        Section 3.03. VALIDITY OF CONTEMPLATED TRANSACTIONS, ETC. Except for governmental permits, authentications, consents and approvals which have been obtained or will be obtained on or prior to each Closing Date, the execution, delivery and performance of this Agreement by North Star does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (i) any existing law, ordinance, or governmental rule or regulation binding upon or applicable to North Star or the Casino Business, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to North Star or the Casino Business, (iii) the charter documents of North Star or any securities issued by North Star, or (iv) to North Star's knowledge, after due inquiry, any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which North Star is a party, by which North Star may have rights or by which any of the North Star Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of North Star thereunder.

        Except for state gaming laws, to North Star's knowledge, after due inquiry, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by North Star except where the failure to receive such authorization, approval or consent or to make such registration or filing would not have a Material Adverse Effect.

        Section 3.04. NO THIRD PARTY OPTIONS. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the North Star Assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of inventory of North Star.

        Section 3.05. FINANCIAL STATEMENTS. North Star has delivered to Concorde true and complete copies of (a) the balance sheets of North Star at September 30, 1995 and September 30, 1994, and the related statements of income, cash flow and changes in Stockholders' equity for the fiscal years then ended, certified by North Star's auditors; and (b) unaudited balance sheet and related statements of income and cash flow for the year ended September 30, 1996 and the period ended April 30, 1997 (collectively, the "Financial Statements"). Such Financial Statements, including the related notes, fairly present, in all material respects the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of North Star at the dates indicated and such statements of income, cash flow and changes in stockholders' equity fairly present the results of operations, cash flow and changes in stockholders' equity of North Star for the periods indicated, all of which have been prepared in accordance with GAAP throughout the periods involved; provided, however, that the interim financial statements are subject to normal year-end adjustments (which will not be material) and lack footnotes and other presentation items.

        Section 3.06. ACCOUNTS RECEIVABLE. The accounts receivable of North Star arising from the Casino Business are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible within the normal course of business consistent with past practices at the full recorded amount thereof. The reserves accrued on the books of North Star for doubtful accounts with respect to accounts, notes and other receivables are in accordance with GAAP and are adequate.

        Section 3.07. INVENTORY. All inventory of North Star used in the conduct of the Casino Business, including without limitation raw materials, work-in process and finished goods was acquired and has been maintained in the ordinary course of the Casino Business; is of good and merchantable quality; consists substantially of a quality, quantity and condition useable, leaseable or saleable in the ordinary course of the Casino Business; is valued at reasonable amounts based on the ordinary course of business of North Star during the past six months; and is not subject to any write-down or write-off. North Star is not under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers.

        Section 3.08. ABSENCE OF UNDISCLOSED LIABILITIES. North Star has no liabilities or obligations with respect to the North Star Assets, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

                 (a) liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed on the Disclosure Schedules or not required to be disclosed because of the term or amount involved; and

                 (b) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since the Interim Date.

         For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

         Section 3.09. TAX AND OTHER RETURNS AND REPORTS. All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by North Star (the "Tax Returns") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) (the "Taxes") have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of North Star for Taxes for the periods, property or events covered thereby. All Taxes, including those without limitation which are called for by the Tax Returns, or heretofore or hereafter claimed to be due by any taxing authority from North Star, have been properly accrued or paid. The accruals for Taxes contained in the North Star Interim Balance Sheet are adequate to cover the tax liabilities of North Star with respect to the Business as of that date and include adequate provision for all deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate. North Star has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are not pending tax examinations of or tax claims asserted against North Star or any of its assets or properties. North Star has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no tax liens (other than any lien for current taxes not yet due and payable) on the North Star Assets or the Casino Business. North Star has no knowledge of any basis for any additional assessment of any Taxes. North Star has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon North Star.

         Section 3.10. BOOKS OF ACCOUNT. The books, records and accounts of North Star maintained with respect to the Casino Business accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of North Star with respect to the Casino Business. North Star has not engaged in any transaction with respect to the Casino Business, maintained any bank account for the Casino Business or used any of the funds of North Star in the conduct of the Casino Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Casino Business.

         Section 3.11. EXISTING CONDITION. Except as set forth on the Disclosure Schedules, since the Interim Date, North Star has conducted the Casino Business in the ordinary course of business and in substantially the same manner as it was conducted prior to the Interim Date and there have been no material adverse changes in the business, condition (financial or otherwise) or results of the Casino Business' operations.

         Section 3.12. TITLE TO PROPERTIES. North Star has good, valid and marketable title to all of its properties and assets, real, personal and mixed, which would be included in the North Star Assets if the Casino Closing took place on the date hereof, which it owns, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for (i) Liens for current real or personal property taxes not yet due and payable, (ii) Liens disclosed in the Disclosure Schedules, (iii) worker's, carrier's and materialmen's liens, and (iv) Liens that are immaterial in character, amount, and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect ("Permitted Liens").

         Section 3.13. CONDITION OF TANGIBLE ASSETS. All buildings, structures, facilities, equipment and other material items of tangible property and assets which would be included in the North Star Assets if the Casino Closing took place on the date hereof are in good operating condition and repair, subject to normal wear and maintenance, are useable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations, and Authorizations relating to their construction, use and operation. No person other than North Star owns any equipment or other tangible assets or properties situated on the premises of North Star or necessary to the operation of the Casino Business, except for leased items disclosed in the Disclosure Schedule and for items of immaterial value.

         Section 3.14. COMPLIANCE WITH LAW; AUTHORIZATIONS. North Star has complied in all material respects with each, and is not in violation of any, law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which the Casino Business or the North Star Assets is subject ("Regulations"). North Star owns, holds, possesses or lawfully uses in the operation of the Casino Business all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are in any manner necessary for it to conduct the Casino Business as now or previously conducted or for the ownership and use of the assets owned or used by North Star in the conduct of the Casino Business, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations except where the failure to have such Authorizations will not have a Material Adverse Effect. All such Authorizations are listed and described in the Disclosure Schedule. North Star is not in default, nor has it received any notice of any claim of default, with respect to any such Authorization. All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Authorizations will be adversely affected by consummation of the transactions contemplated hereby. No shareholder, director, officer, employee or former employee of North Star or any affiliates of North Star, or any other person, firm or corporation owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which North Star owns, possesses or uses in the operation of the Casino Business as now or previously conducted. North Star has not had any gaming license revoked, suspended or denied nor has withdrawn an application with respect to a gaming license.

         Section 3.15. TRANSACTIONS WITH AFFILIATES. No member, manager, director or officer of North Star, or any member of his or her immediate family or any other of its, his or her Affiliates, owns or has a 5% or more ownership interest in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, any material contract, agreement or understanding, business arrangement or relationship with North Star relating to the Casino Business or the North Star Assets.

         Section 3.16.  LITIGATION.

                 (a) No litigation, including any arbitration, public investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending with respect to the Casino Business or the North Star Assets. North Star is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may have a Material Adverse Affect on the Casino Business or the North Star Assets.

                 (b) To the best knowledge of North Star, after due inquiry, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is threatened in writing against North Star which could reasonably be expected to have a Material Adverse Affect on the ability of North Star to consummate the transactions contemplated hereby or with respect to the Casino Business or the North Star Assets.

                 (c) To the knowledge of North Star, after due inquiry, no officer, director or key management employee or Immediate Family Member of an officer, director or key management employee of North Star has been convicted in a criminal proceeding, is a named subject of a criminal proceeding which is presently pending (excluding traffic violations and other minor offenses) or is to the knowledge of North Star the subject of a criminal investigation.

         Section 3.17. INSURANCE. North Star has furnished to Concorde a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the North Star Assets, the Casino Business, operations, employees, officers or directors of North Star. There is no claim by North Star or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been paid timely and North Star has otherwise complied fully with the terms and conditions of all such policies and bonds except where the failure to have made payment or to be in full compliance would not reasonably be expected to result in a Material Adverse Effect. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of North Star. North Star does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

         Section 3.18. CONTRACTS AND COMMITMENTS. Except as set forth in the Disclosure Schedule, North Star is not a party to any written or oral:

                 (a) agreement, contract or commitment with any present or former employee or consultant or for the employment of any person, including any consultant, who is engaged in the conduct of the Casino Business involving in any one case $10,000 or more;

                 (b) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party which supplies, products or services are used in the conduct of the Casino Business involving in any one case $10,000 or more;

                 (c) agreement, contract or commitment to sell or supply products or to perform services in connection with the Casino Business involving in any one case $10,000 or more;

                 (d) agreement, contract or commitment relating to the Casino Business not otherwise listed on the Disclosure Schedule and continuing over a period of more than six months from the date hereof or exceeding in any one case $10,000 or more;

                 (e) distribution, dealer, representative or sales agency agreement, contract or commitment relating to the Casino Business involving in any one case $10,000 or more;

                 (f) lease under which North Star is either lessor or lessee relating to the North Star Assets or any property at which the North Star Assets are located;

                 (g) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money relating to the Casino Business or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person relating to the Casino Business;

                 (h) agreement, contract or commitment for any charitable or political contribution in excess of $10,000 relating to the Casino Business;

                 (i) commitment or agreement for any capital expenditure or leasehold improvement in excess of $10,000 relating to the Casino Business;

                 (j) agreement, contract or commitment limiting or restraining North Star, the Casino Business or any successor thereto from engaging or competing in any manner or in any business, nor, to North Star's knowledge, is any employee of North Star engaged in the conduct of the Casino Business subject to any such agreement, contract or commitment; or

                 (k) material agreement, contract or commitment relating to the Casino Business not made in the ordinary course of Casino Business, or any other material long term commitments or arrangements that require the commitment of a material portion of North Star's resources.

         Each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings listed in the Disclosure Schedule in response to this Section, or not required to be listed therein because of the amount thereof, under which Concorde Cripple Creek is to acquire rights or obligations hereunder is valid and enforceable in accordance with its terms; North Star is, and all other parties thereto are, in compliance with the provisions thereof; North Star is not, and no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Furthermore, no such agreement, contract, commitment, lease, plan or other instrument, document or undertaking contains any contractual requirement with which there is a reasonable likelihood North Star or any other party thereto will be unable to comply. No material written or oral agreement, contract or commitment described therein requires the consent of any party to its assignment in connection with the transactions contemplated hereby.

         Section 3.19. ADDITIONAL INFORMATION. The Disclosure Schedule contains accurate lists and summary descriptions of the following:

                 (a) all inventory, equipment, furniture and fixtures of North Star included in the North Star Assets, specifying such items as are owned and such as are leased and, with respect to the owned property, specifying its aggregate cost or original value and the net book value as of the Interim Date and, with respect to the leased property as to which North Star is lessee, specifying the identity of the lessor, the rental rate and the unexpired term of the lease;

                 (b) all real property and interests in real property owned, leased or otherwise held by North Star in the conduct of the Casino Business or upon which the North Star Assets are located as of the Interim Date, specifying which are owned and which are leased and, (i) with respect to the owned property, specifying its cost or original value and the net book value as of the Interim Date and reconciling the aggregate value of the assets in such category to the amount of such category as of the Interim Date, and
(ii) with respect to the leased property, specifying the identity of the lessor, the rental rate and the unexpired term of the lease;

                 (c) the name and address of every bank and other financial institution in which North Star or its affiliates maintain an account (whether checking, savings or otherwise), lock box or safe deposit box for the Casino Business, and the account numbers and names of persons having signing authority or other access thereto;

                 (d) the names and titles of and current annual base salary or hourly rates for all employees of North Star engaged in the conduct of the Casino Business, together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such person during the past or current fiscal year or payable to each such person in the future and the bonuses accrued for, the vacation and severance benefits to which, each such person is entitled; and

                 (e) all names under which North Star has conducted the Casino Business during the last five years.

         Section 3.20. LABOR MATTERS. North Star has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees affecting the Casino Business and has not received notice of and does not have knowledge of any threatened strike, slowdown, picketing or work stoppage by any union or other group of employees affecting the Casino Business. North Star is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of North Star, no collective bargaining agent has been certified as a representative of any of the employees of North Star, and no representation campaign or election is now in progress, or to the knowledge of North Star, threatened with respect to any of the employees of North Star.

         Section 3.21.  EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS.

                 (a) The Disclosure Schedule contains a complete list of all Plans, whether formal or informal, whether or not set forth in writing, and whether covering one person or more than one person, currently sponsored or maintained by North Star or sponsored or maintained within the last 5 years. For the purposes hereof, the term "Plan" refers to all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

                 (b) Neither North Star nor any Plan maintained by North Star or to which North Star has or has had the obligation to contribute in
respect of its employees is in violation of      the provisions of ERISA; no
reportable event, within the meaning of ERISA, Section 4043    (c)(1), (2),
(3), (5), (6), (7), (10) or (13), has occurred or is continuing with respect to any such Plan, and no prohibited transaction, within the meaning of Title I of
ERISA has          occurred with respect to any such Plan.

         Section 3.22. INTELLECTUAL PROPERTY. The Disclosure Schedule contains a list of all material Intellectual Property Rights owned or licensed and used or held for use by North Star which are material to the Casino Business taken as a whole, specifying as to each, as applicable: (i) the nature of such Intellectual Property Rights; (ii) the owner of such Intellectual Property Rights; and (iii) licenses, sublicenses and other agreements as to which North Star is a party and pursuant to which any Person is authorized to use such Intellectual Property Rights, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. The Intellectual Property Rights are owned by, or validly licensed to, North Star as indicated in the Disclosure Schedule. North Star (i) has the exclusive right to use such Intellectual Property Rights; (ii) has not conveyed, assigned or encumbered any Intellectual Property Rights so as to interfere in any way with the operation of the Casino Business, and (iii) all registrations and filings necessary to preserve the rights of North Star in the Intellectual Property Rights have been made and are in good standing.

         Section 3.23.  ENVIRONMENTAL MATTERS.

                 (a) Except as set forth in the Disclosure Schedule, North Star has obtained all permits, licenses and other authorizations which are required in connection with the conduct of the Casino Business under Regulations relating to pollution or protection of the environment, including Regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                 (b) Except as set forth in the Disclosure Schedule, North Star is in full compliance in the conduct of the Casino Business with all terms and conditions of the required permits, licenses and authorizations, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                 (c) Except as set forth in the Disclosure Schedule, North Star is not aware of, nor has North Star received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

                 (d) Except as set forth in the Disclosure Schedule, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, public investigation, or proceeding pending or threatened against North Star in connection with the conduct of the Casino Business relating in any way to Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                 (e) There are no Environmental Permits that are nontransferable or require consent to own and operate the Casino Business or the North Star Assets.

Section 3.24.  REAL PROPERTY.

                 (a) North Star has good title to, or in the case of leased property has valid leasehold interests in, all personal property and assets (whether tangible or intangible) included in the North Star Assets. North Star has valid and insurable fee simple title to, or in the case of leased real property have valid leasehold interests in, all real property included in the North Star Assets. None of such property or assets (whether real or personal) is subject to any Liens, except:

                          (i)     Liens disclosed on the Disclosure Schedules;

                          (ii)    Liens for taxes not yet due or being
contested in good faith (and for which adequate accruals or reserves have been established); or

                          (iii)   Liens of record which do not materially
detract from the value or materially interfere with any present use of such property or assets.

                 (b) To the knowledge of North Star, there are no developments affecting any such property or assets (whether real or personal) pending or, to the knowledge of North Star threatened, which might materially detract from the value of such property or assets, or materially interfere with any present use of any such property or assets.

                 (c) The plant and equipment owned by North Star has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and, to the knowledge of North Star, are adequate and suitable for their present uses and, in the case of plants, buildings and other structures (including the roofs thereof), are structurally sound.

                 (d) To the knowledge of North Star, all real property currently has access to (i) public roads or valid easements for such ingress to and egress from all such real property and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the Casino Business as heretofore conducted by North Star. To the knowledge of North Star, none of the structures on any such owned or leased real property encroaches upon real property of another person, and no structure of any other person substantially encroaches upon any of such owned or leased real property.

         Section 3.25. ASSETS. Except for the North Star Excluded Assets, the property and assets owned or leased by North Star, or which it otherwise has the right to use, constitute all of the material property and assets held for use or used in connection with the Casino Business, are generally adequate to conduct the Casino Business as currently conducted by North Star. The North Star Assets include all rights and property necessary to the conduct of the Casino Business by Concorde Cripple Creek in the manner it is presently conducted by North Star and no North Star Excluded Asset hereunder constitutes property or rights material to the Casino Business.

         Section 3.26. RESTRICTIONS. North Star is not a party to any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which Materially Adversely Affects or materially restricts the business, operations, assets, properties, prospects or condition (financial or otherwise) of the Casino Business as presently conducted.

         Section 3.27. COMPLETENESS OF DISCLOSURE. Subject to any applicable qualifications contained in any certificate, schedule, statement, document or instrument, no representation or warranty by North Star in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Concorde pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

         Section 3.28.  PURCHASE FOR INVESTMENT.

                 (a) North Star has received such information relating to the business and affairs of Concorde which North Star has requested, and all additional information which North Star has considered necessary to verify the accuracy of the information so received. North Star has had the opportunity to ask questions of and receive answers from Concorde concerning the terms and conditions of the transactions contemplated by this Agreement. On the basis of the foregoing, North Star is familiar with the operations, business plans and financial condition of Concorde.

                 (b) North Star understands that Concorde proposes to issue and deliver the Common Stock to North Star pursuant to this Agreement without compliance with the registration requirements of the 1933 Act; that for such purpose Concorde will rely upon the representations, warranties, covenants and agreements contained herein; and that such non-compliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements performed. North Star is an "accredited investor" as such term is defined in Rule 501 under the 1933 Act.

                 (c) North Star understands that, under existing rules of the Securities and Exchange Commission (the "SEC"), North Star may be unable to sell the Common Stock except to the extent that the Common Stock may be sold
(1) pursuant to an effective registration statement covering such securities pursuant to the 1933 Act or (2) in a bona fide private placement to a Concorde who shall be subject to the same restrictions on any resale or (3) subject to the restrictions contained in Rule 144 under the 1933 Act.

                 (d) North Star has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Common Stock and is capable of bearing the economic risks of such investment.

                 (e) North Star is purchasing the Common Stock for investment for its own accounts and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the 1933 Act.

                 (f) North Star understands that the Common Stock will bear the following legend:

                       "THE SECURITIES EVIDENCED BY THIS
                       CERTIFICATE HAVE NOT BEEN REGISTERED
                       UNDER THE SECURITIES ACT OF 1933 AND
                       MAY NOT BE SOLD OR TRANSFERRED UNLESS
                       THERE IS AN EFFECTIVE
                       REGISTRATION STATEMENT UNDER SUCH
                       ACT COVERING SUCH SECURITIES OR THE
                       COMPANY RECEIVES AN OPINION OF
                       COUNSEL (WHICH MAY BE COUNSEL OF THE
                       COMPANY) STATING THAT SUCH SALE OR

                         TRANSFER IS EXEMPT FROM THE
                         REGISTRATION AND PROSPECTUS DELIVERY
                         REQUIREMENTS OF SUCH ACT."

         North Star further understands that each certificate issued will also bear any legend required under any applicable state securities law.

         Section 3.29. KNOWLEDGE. The phrase "to the knowledge of North Star" means the actual and conscious awareness by either Elroy Gruenewald or David Backlund after due inquiry.

         Section 3.30. NO BROKERS. All negotiations relative to this Agreement have been carried on by North Star directly without the intervention of any person, who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
             OF CONCORDE, CONCORDE SOUTH DAKOTA AND MIDWEST GAMING

        Each of Concorde, Concorde South Dakota and Midwest Gaming (collectively, "Concorde") hereby represents and warrants to North Star that, except as set forth on a Disclosure Schedule attached hereto, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder:

        Section 4.01. CORPORATE EXISTENCE. Concorde is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Concorde is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of the Video Lottery Business by it requires it to be so qualified, except for those jurisdictions where failure to be so qualified, individually or in the aggregate would not have a Material Adverse Effect.

        Section 4.02. CORPORATE EXISTENCE AND POWER. Concorde has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Concorde has been duly authorized by all necessary corporate action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Concorde in accordance with the provisions hereof ("Concorde's Documents") will be, duly executed and delivered on behalf of Concorde by duly authorized officers of Concorde, and this Agreement constitutes, and Concorde's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Concorde, enforceable against Concorde in accordance with their respective terms except as the same may be limited by bankruptcy, moratorium, fraudulent conveyance and similar laws affecting creditors rights generally and to the application of general equitable principles.

        Section 4.03. VALIDITY OF CONTEMPLATED TRANSACTIONS, ETC. Except for governmental permits, authentications, consents and approvals which have been obtained or will be obtained on or prior to the

Closing Date, the execution, delivery and performance of this Agreement by Concorde does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (i) any existing law, ordinance, or governmental rule or regulation binding upon or applicable to Concorde, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Concorde, (iii) the charter documents of Concorde or any securities issued by Concorde, or (iv) to the Concorde's knowledge, after due inquiry, any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Concorde is a party, by which Concorde may have rights or by which any of the Concorde Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Concorde thereunder.

        Except for state gaming laws, to Concorde's knowledge, after due inquiry, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Concorde except where the failure to receive such authorization, approval or consent or to make such registration or filing would not have a Material Adverse Effect.

        Section 4.04. NO THIRD PARTY OPTIONS. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the Concorde Assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of inventory of Concorde.

        Section 4.05. ACCOUNTS RECEIVABLE. The accounts receivable of Concorde arising from the Video Lottery Business are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible within the normal course of business consistent with past practices at the full recorded amount thereof. The reserves accrued on the books of Concorde for doubtful accounts with respect to accounts receivable are in accordance with GAAP and are adequate.

        Section 4.06. INVENTORY. All inventory of Concorde used in the conduct of the Video Lottery Business, including without limitation raw materials, work-in process and finished goods, was acquired and has been maintained in the ordinary course of the Video Lottery Business; is of good and merchantable quality; consists substantially of a quality, quantity and condition useable, leaseable or saleable in the ordinary course of the Video Lottery Business; is valued at reasonable amounts based on the ordinary course of business of Concorde during the past six months; and is not subject to any write-down or write-off. Concorde is not under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers.

        Section 4.07. ABSENCE OF UNDISCLOSED LIABILITIES. Concorde has no liabilities or obligations with respect to the Video Lottery Business, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

                 (a) liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed on the Disclosure Schedules or not required to be disclosed because of the term or amount involved or because such liabilities or obligations are not being assumed by North Star; and

                 (b) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since the Interim Date.

        For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

        Section 4.08. TAX AND OTHER RETURNS AND REPORTS. All Taxes have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of Concorde for Taxes for the periods, property or events covered thereby. All Taxes, including those without limitation which are called for by the Tax Returns, or heretofore or hereafter claimed to be due by any taxing authority from Concorde, have been properly accrued or paid. The accruals for Taxes contained in the Concorde Interim Balance Sheet are adequate to cover the tax liabilities of Concorde with respect to the Video Lottery Business as of that date and include adequate provision for all deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate. Concorde has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are not pending tax examinations of or tax claims asserted against Concorde with respect to the Concorde Assets or the Video Lottery Business. Concorde has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes with respect to the Concorde Assets or the Video Lottery Business. There are no tax liens (other than any lien for current taxes not yet due and payable) on the Concorde Assets or the Video Lottery Business. Concorde has no knowledge of any basis for any additional assessment of any Taxes with respect to the Concorde Assets or the Video Lottery Business . Concorde has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon Concorde.

        Section 4.09. BOOKS OF ACCOUNT. The books, records and accounts of Concorde maintained with respect to the Video Lottery Business accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Concorde with respect to the Video Lottery Business. Concorde has not engaged in any transaction with respect to the Video Lottery Business, maintained any bank account for the Video Lottery Business or used any of the funds of Concorde in the conduct of the Video Lottery Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Video Lottery Business.

        Section 4.10. EXISTING CONDITION. Except as set forth on the Disclosure Schedules, since the Interim Date, Concorde has conducted the Video Lottery Business in the ordinary course of business and in substantially the same manner as it was conducted prior to the Interim Date and there have been no material adverse changes in the business, condition (financial or otherwise) or results of the Video Lottery Business' operations.

        Section 4.11. TITLE TO PROPERTIES. Concorde has good, valid and marketable title to all of its properties and assets, real, personal and mixed, which would be included in the Concorde Assets if the Video Lottery Closing took place on the date hereof, which it owns, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for Permitted Liens.

        Section 4.12. CONDITION OF TANGIBLE ASSETS. All buildings, structures, facilities, equipment and other material items of tangible property and assets which would be included in the Concorde Assets if the Closing took place on the date hereof are in good operating condition and repair, subject to normal wear and maintenance, are useable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations, and Authorizations relating to their construction, use and operation.

        Section 4.13. COMPLIANCE WITH LAW; AUTHORIZATIONS. Concorde has complied in all material respects with each, and is not in violation of any Regulations to which the Video Lottery Business or the Concorde Assets is subject. Concorde owns, holds, possesses or lawfully uses in the operation of the Video Lottery Business all Authorizations which are in any manner necessary for it to conduct the Video Lottery Business as now or previously conducted or for the ownership and use of the assets owned or used by Concorde in the conduct of the Video Lottery Business, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations except where the failure to have such Authorizations will not have a Material Adverse Effect. Concorde is not in default, nor has it received any notice of any claim of default, with respect to any such Authorization. No shareholder, director, officer, employee or former employee of Concorde or any affiliates of Concorde, or any other person, firm or corporation owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which Concorde owns, possesses or uses in the operation of the Video Lottery Business as now or previously conducted.

        Section 4.14.  LITIGATION.

                 (a) No litigation, including any arbitration, public investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending with respect to the Video Lottery Business or the Concorde Assets. Concorde is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may have a Material Adverse Affect on the Video Lottery Business or the Concorde Assets.

                 (b) To the best knowledge of Concorde, after due inquiry, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is threatened in writing against Concorde which could reasonably be expected to have a Material Adverse Affect on the ability of Concorde to consummate the transactions contemplated hereby or with respect to the Video Lottery Business or the Concorde Assets.

                 (c) To the knowledge of Concorde, after due inquiry, no officer, director or key management employee or Immediate Family Member of an officer, director or key management employee of Concorde has been convicted in a criminal proceeding, is a named subject of a criminal proceeding which is presently pending (excluding traffic violations and other minor offenses) or is to the knowledge of Concorde the subject of a criminal investigation.

        Section 4.15. CONTRACTS AND COMMITMENTS. Except as set forth in the Disclosure Schedule, Concorde is not a party to any written or oral:

                 (a) agreement, contract or commitment with any present or former employee or consultant or for the employment of any person, including any consultant, who is engaged in the conduct of the Video Lottery Business involving in any one case $10,000 or more;

                 (b) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party which supplies, products or services are used in the conduct of the Video Lottery Business involving in any one case $10,000 or more;

                 (c) agreement, contract or commitment to sell or supply products or to perform services in connection with the Video Lottery Business involving in any one case $10,000 or more;

                 (d) agreement, contract or commitment relating to the Video Lottery Business not otherwise listed on the Disclosure Schedule and continuing over a period of more than six months from the date hereof or exceeding in any one case $10,000 or more;

                 (e) distribution, dealer, representative or sales agency agreement, contract or commitment relating to the Video Lottery Business involving in any one case $10,000 or more;

                 (f) lease under which Concorde is either lessor or lessee relating to the Concorde Assets or any property at which the Concorde Assets are located;

                 (g) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money relating to the Video Lottery Business or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person relating to the Video Lottery Business;

                 (h) agreement, contract or commitment for any charitable or political contribution in excess of $10,000 relating to the Video Lottery Business;

                 (i) commitment or agreement for any capital expenditure or leasehold improvement in excess of $10,000 relating to the Video Lottery Business;

                 (j) agreement, contract or commitment limiting or restraining Concorde, the Video Lottery Business or any successor thereto from engaging or competing in any manner or in any business, nor, to Concorde's knowledge, is any employee of Concorde engaged in the conduct of the Video Lottery Business subject to any such agreement, contract or commitment; or

                 (k) material agreement, contract or commitment relating to the Video Lottery Business not made in the ordinary course of business, or any other material long term commitments or arrangements that require the commitment of a material portion of Concorde's resources.

        Each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings listed in the Disclosure Schedule in response to this Section, or not required to be listed therein because of the amount thereof, under which North Star is to acquire rights or obligations hereunder is valid and enforceable in accordance with its terms; Concorde is, and all other parties thereto are, in compliance with the provisions thereof; Concorde is not, and no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Furthermore, no such agreement, contract, commitment, lease, plan or other instrument, document or undertaking contains any contractual requirement with which there is a reasonable likelihood Concorde or any other party thereto will be unable to comply. No material written or oral agreement, contract or commitment described therein requires the consent of any party to its assignment in connection with the transactions contemplated hereby.

        Section 4.16. ADDITIONAL INFORMATION. The Disclosure Schedule contains accurate lists and summary descriptions of the following:

                 (a) all inventory, equipment, furniture and fixtures of Concorde included in the Concorde Assets as of the Interim Date, specifying such items as are owned and such as are leased.

                 (b) all real property and interests in real property owned, leased or otherwise held by Concorde in the conduct of the Video Lottery Business or upon which the Concorde Assets are located as of the Interim Date, specifying which are owned and which are leased and, with respect to the leased property, specifying the identity of the lessor, the rental rate and the unexpired term of the lease;

                 (c) the names and titles of and current annual base salary or hourly rates for all employees of Concorde engaged in the conduct of the Video Lottery Business; and

                 (d) all names under which Concorde has conducted the Video Lottery Business during the last five (5) years.

        Section 4.17. ASSETS. Except for the Excluded Assets, the property and assets owned or leased by Concorde, or which it otherwise has the right to use, constitute all of the material property and assets held for use or used in connection with the Video Lottery Business, are generally adequate to conduct the Video Lottery Business as currently conducted by Concorde. The Concorde Assets include all rights and property necessary to the conduct of the Video Lottery Business by North Star in the manner it is presently conducted by Concorde and no Concorde Excluded Asset hereunder constitutes property or rights material to the Video Lottery Business.

        Section 4.18. RESTRICTIONS. Concorde is not a party to any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which Materially Adversely Affects or materially restricts the business, operations, assets, properties, prospects or condition (financial or otherwise) of the Video Lottery Business as presently conducted.

        Section 4.19. COMPLETENESS OF DISCLOSURE. Subject to any applicable qualifications contained in any certificate, schedule, statement, document or instrument, no representation or warranty by Concorde in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to North Star pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

        Section 4.20. KNOWLEDGE. The phrase "to the knowledge of Concorde" means the actual and conscious awareness by either Jerry L. Baum, David L. Crabb or George J. Nelson after due inquiry.

        Section 4.21. NO BROKERS. All negotiations relative to this Agreement have been carried on by Concorde directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

        Section 5.01.  COVENANTS OF THE PARTIES.

                 (a) Best Efforts. Subject to the terms and conditions of this Agreement, each of the Parties will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.
Each of the Parties agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

                 (b) Certain Filings. Each of the Parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

                 (c) Access; Cooperation. Through the Closing, each of the Parties shall make available for inspection by the other or its agents or representatives, during normal business hours and upon reasonable notice (i) all premises utilized in the conduct of its business, (ii) all books of account, contracts and other documents relating to or constituting a part of the assets conveyed hereunder, (iii) the key management personnel, (iv) financial and operating data relating to the assets conveyed hereunder, and (v) such further information with respect to the assets conveyed hereunder, as such other party, from time to time, shall reasonably request, provided that such access shall not unduly interfere with the normal business operations.

                 (d) Notice of Certain Events. If prior to Closing, either Concorde, on the one hand, or North Star, on the other hand, shall acquire knowledge of any fact, law or circumstance which would be required to be disclosed by such party to avoid a breach of its representations and warranties contained in this Agreement, then such party shall immediately disclose such fact, law or circumstance to the other party.

                 (e) Exclusivity. Each Party agrees it will not directly or through agents, representatives or other affiliated parties, after the date hereof and prior to Closing or termination of this Agreement, whichever is earlier, (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (i) liquidation, dissolution or recapitalization, (ii) merger or consolidation, (iii) acquisition or purchase of securities or assets, or (iv) similar transaction or business combination involving North Star or the North Star Assets or Concorde or the Concorde Assets, as the case may be, or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

                 (f) Public Announcements. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

                 (g) Conduct of Business Until Closing Date. From the date of this Agreement and until the Closing Date, except with the prior written consent of the other Party, each of North Star, with respect to the North Star Assets, and Concorde South Dakota and Midwest Gaming, with respect to the Concorde Assets, covenants and agrees to conduct the Casino Business or the Video Lottery Business, as the case may be, in the ordinary course and consistent with past practices and use its best efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees and preserve the goodwill and business relationships with suppliers, customers and others having business relationships with it. Without limiting the generality of the foregoing, North Star and Concorde South Dakota and Midwest Gaming shall:

                            (i)   refrain from changing, in any material
respect, any of its business policies;

                           (ii)   maintain and keep the North Star Assets or
the Concorde Assets, as the case may be, in good repair, working order and condition consistent with past practices (except for obsolescence, ordinary wear and tear and damage due to casualty);

                          (iii)   perform all of its obligations under all
contracts, leases and any and all other agreements relating to or affecting the Concorde Assets or the North Star Assets, as the case may be, except where the failure to so perform would not have a Material Adverse Effect;

                           (iv)   notify the other Party of any changes in the
terms of the insurance policies and binders;

                            (v)   comply with all laws, ordinances, rules,
regulations and orders applicable to Casino Business or the Video Lottery Business, as the case may be, or its operations, assets or properties in respect thereof, the noncompliance with which might materially affect the Casino Business or the Video Lottery Business, as the case may be, or the North Star Assets or the Concorde Assets, as the case may be;

                           (vi)   make any and all contributions, premium
payments, claim payments or other such payments that are (a) required by the terms of a Plan, or (b) required to maintain a Plan in its form as of the date of this Agreement;

                          (vii)   refrain from

                                  (A)      taking any action with respect to
the grant of any severance or termination pay to any employees (except as consistent with current practice or as currently provided with existing arrangements) or with respect to any increase of benefits payable under any severance or termination pay policies or agreements in effect on the date hereof and applicable to employees;

                                  (B)      entering into, adopting, modifying
or amending, in any material respect, any written employment, collective bargaining, severance, consulting, bonus, incentive compensation, deferred compensation, profit sharing, employee benefit, welfare benefit or other agreement, plan or arrangement providing for compensation or benefits to employees or independent contractors;

                                  (C)      increasing in any material respect
the compensation or fringe benefits of any employee or independent contractors or paying any benefit or compensation not required by any existing agreement, plan or arrangement; except, in the case of each of the foregoing, reasonable actions consistent with past practices or in accordance with any existing agreement, plan or arrangement;

                                  (D)      taking any action that could be
reasonably anticipated to have a Material Adverse Effect or that could cause any representation or warranty set forth in Article III or Article IV hereof, as the case may be, to be untrue or any condition to Closing not to be satisfied;

                                  (E)      accelerate billings, shipments to
customers, payments from customers, orders from suppliers or payment of accounts payable or adjust the level of inventory, except in the ordinary course of business;

                                  (F)      except with the prior written
consent of the other Party, which consent shall not be unreasonably withheld, entering into any agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return or the payment or assessment of any tax, governmental charge, payment or deficiency;

                                  (G)      shall not directly or indirectly,
sell or encumber all or any of the Concorde Assets or the North Star Assets, as the case may be, other than in the ordinary course of business consistent with past practice, or initiate or participate in any discussions or negotiations or enter or any agreement to do any of the foregoing;

                                  (H)      except as specifically contemplated
by this Agreement or as otherwise consented to in writing by the other Party, shall not adopt, enter into, amend in any respect, or terminate, any Plan or any other employee benefit plan, program or arrangement of general applicability, except as required by law.

                (h) Confidentiality. Unless and until the Closing has been consummated, each Party will hold, and shall cause its counsel, independent certified public accountants, appraisers and investment bankers to hold in confidence and not use any confidential data or information made available to it in connection with this Agreement with respect to the Casino Business or the Video Lottery Business, as the case may be (collectively, the "Confidential Information") using the same standard of care to protect the Confidential Information as is used to protect its own confidential information; provided, however, that any Party may use and include Confidential Information in connection with the preparation and filing of any registration statement or periodic report required pursuant to the 1993 Act and the 1934 Act and in a prospectus prepared in connection with an underwritten public offering. Notwithstanding anything herein to the contrary, the term "Confidential Information" and the obligations of non-disclosure, confidentiality and non-use relating thereto shall not include any information or data which: (i) is or becomes known to the general public through no action or fault of the Party; (ii) was already known to the Party prior to the date of disclosure hereunder, as evidenced by the written records of the Party provided that disclosure of such written record shall be in compliance with any obligations of confidentiality to a third party; (iii) is or becomes known to the Party from a third party not having a confidential relationship with the other Party with respect hereto; or (iv) is developed by employees, agents or consultants of the Party independently of and without reference to any Confidential Information. If the transactions contemplated by this Agreement are not consummated, each Party agrees that it shall either (i) return or cause to be returned to the other Party, or (ii) destroy all written materials and all copies thereof that were supplied to the Parties and that contain any such Confidential Information.


                 (i) State Share. Concorde South Dakota will pay the State of South Dakota its share of video lottery proceeds arising out of the Concorde Assets and accrued through the Video Lottery Closing.



                                   ARTICLE VI

                           CONDITIONS TO THE CLOSING

        Section 6.01. RECIPROCAL CONDITIONS PRECEDENT. The obligations of each of the Parties to consummate each Closing are subject to and shall be conditioned upon the satisfaction (in whole or in part) by each, of each of the following conditions on or prior to each Closing Date:

                 (a) All approvals, consents and authorizations from all third persons and governmental agencies necessary for the consummation of the transactions contemplated hereby shall have been obtained in accordance with the requirements of applicable laws and agreements.

                 (b) The consummation of this Agreement shall not be precluded by any order or injunction of a court of competent jurisdiction (each Party agreeing to use its best efforts to have any such order reversed or injunction lifted) nor shall there be pending a suit challenging the consummation of this Agreement which states a claim with respect to this Agreement not with merit, the upholding of which would restrain, prohibit or condition, in any material respect, some or all of the transactions contemplated hereby.

        Section 6.02. CONDITIONS TO OBLIGATION OF CONCORDE. The obligation of Concorde to consummate the Closing is subject to and shall be conditioned upon the satisfaction, or waiver (in whole or part), of each of the following conditions on or prior to each Closing Date, except as otherwise provided:

                 (a) North Star's representations and warranties contained in this Agreement, the Schedules and Exhibits hereto and in any list, agreement, certificate or written statement referred to herein or delivered pursuant hereto shall be true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date.

                 (b) North Star shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

                 (c) North Star shall have executed and delivered to Concorde the documents provided for in Article VII hereof.

                 (d) Prior to the Video Lottery Closing, Concorde shall have entered into the Casino Lease. In addition, prior to the Casino Closing, Concorde shall have entered into the Backus Lease and the Parking Lot Lease.

                 (e) Prior to the Casino Closing, neither the North Star Assets nor the Casino Business shall have suffered any loss on account of fire, flood, accident or any other calamity or casualty to an extent that would interfere with the conduct of the Casino Business or impair the value of the Casino Business as a going concern, regardless of whether any such loss or losses have been insured against.

                 (f) Prior to the Casino Closing, North Star shall have provided to Concorde title insurance for the real property being transferred in the amount reasonably required by Concorde. The cost of the title insurance shall be borne by North Star.

                 (g) Prior to the Casino Closing, Concorde shall have received a gaming license permitting it to operate the Casino Business, as it currently is operated by North Star.

                 (h) Prior to the Casino Closing, North Star shall have exercised the Real Estate Option.

        Section 6.03. CONDITIONS TO OBLIGATION OF NORTH STAR. The obligation of North Star to consummate the Closing is subject to and shall be conditioned upon the satisfaction, or waiver (in whole or part), of each of the following conditions on or prior to each Closing Date, except as otherwise provided:

                 (a) Concorde's representations and warranties contained in this Agreement, the Schedules and Exhibits hereto and in any list, agreement, certificate or written statement referred to herein or delivered pursuant hereto shall be true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date.

                 (b) Concorde shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

                 (c) Concorde shall have executed and delivered to North Star the documents provided for in Article VII.

                 (d) Prior to the Video Lottery Closing, neither the Concorde Assets nor the Video Lottery Business shall have suffered any loss on account of fire, flood, accident or any other calamity or casualty to an extent that would interfere with the conduct of the Video Lottery Business or impair the value of the Video Lottery Business as a going concern, regardless of whether any such loss or losses have been insured against.

                 (e) Prior to the Video Lottery Closing, North Star shall have received a gaming license permitting it to operate the Video Lottery Business, as it is currently operated by Concorde.


                                  ARTICLE VII

                                    CLOSING

        Section 7.01. CLOSING. Each Closing shall be held in the offices of Morrison & Foerster LLP, 5200 Republic Plaza, 370 17th Street, Denver, Colorado or at such other place as the Parties shall mutually agree.

        Section 7.02. CONCORDE DELIVERIES. Concorde shall deliver or cause to be delivered to North Star the following:

         (a)     At the Video Lottery Closing:

                 (i) the Bill of Sale and Assignment and Assumption Agreement executed by Concorde South Dakota in the form of Exhibit C attached hereto;

                 (ii) the Bill of Sale and Assignment Agreement executed by Midwest Gaming in the form of Exhibit D hereto;

                 (iii) the title certificates to all vehicles included among the Concorde Assets, endorsed for transfer to title to North Star;

                 (iv) a FIRPTA Non Foreign Seller Affidavit certifying that Concorde is not a foreign person within the meaning of Section 1445 of the Code;

                 (v) resolutions of the Board of Directors of Concorde authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, certified by the Secretary of Concorde;

                 (vi) opinion of Morrison & Foerster LLP, substantially in the form of Exhibit E hereto; and

                 (vii) a certificate of the Secretary of State of the State of Colorado dated not more than thirty (30) days prior to Closing attesting to the existence, qualification and good standing of Concorde.

         (b)     At the Casino Closing:

                 (i)      $870,000 in cash, less the adjustment provided for in
Section 2.08 hereof;

                 (ii)     the stock certificate for the Common Stock; and

                 (iii)    the Promissory Note marked "canceled."

                 Section 7.03. NORTH STAR DELIVERIES. North Star shall deliver or cause to be delivered to Concorde the following:

         (a)     At the Video Lottery Closing:

                 (i)      the Personal Guaranties;

                 (ii)     the promissory notes in the Form of Exhibits B and H;

                 (iii) a certificate of the Secretary of State of the State of Colorado dated not more than thirty (30) days prior to Closing attesting to the existence, qualification and good standing of North Star;

                 (iv) resolutions of the managers and members of North Star authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, certified by the Secretary of North Star;

                 (v) opinion of Morgan, Theeler, Cogley & Petersen, substantially in the form of Exhibit G hereto; and

                 (vi)     counterpart signatures to the Bills of Sale listed in
Section 7.02(a)(i) and (ii).

         (b)     At the Casino Closing:

                 (i) the Bill of Sale and Assignment and Assumption Agreement in the form of Exhibit F attached hereto;

                 (ii) the title certificates to all vehicles included among the North Star Assets, endorsed for transfer to title to North Star;

                 (iii) a FIRPTA Non Foreign Seller Affidavit certifying that North Star is not a foreign person within the meaning of Section 1445 of the Code;

                 (iv) resolutions of the managers and members of North Star authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, certified by the Secretary of North Star;

                 (v) opinion of Morgan, Theeler, Cogley & Petersen, substantially in the form of Exhibit G hereto;

                 (vi)     the title commitments for the Real Property; and

                 (vii)    warranty deeds transferring the Real Property.

                                  ARTICLE VIII

                                INDEMNIFICATION

        Section 8.01. SURVIVAL. The covenants, agreements, representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of twelve (12) months after the Closing; provided that (a) the representations and warranties contained in Section 3.23 shall survive for a period of five years after the Closing; and (b) the representations and warranties contained in Section 3.09 shall survive for a period of three years after the Closing. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

        Section 8.02.  INDEMNIFICATION.

                 (a) North Star hereby indemnifies Concorde and its respective Affiliates, partners, officers, directors, employees and agents (the "Concorde Indemnities") against and agrees to hold them harmless from any and all damage, loss, liability, claim, assessment, audit, fine, judgment, cost and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Concorde Indemnities arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by North Star pursuant to this Agreement; (ii) any and all liabilities and obligations of North Star of any nature whatsoever, except for the obligations and liabilities of North Star which are specifically assumed by Concorde pursuant to this Agreement; and
(iii) any liabilities arising out of the North Star Mortgages assumed hereunder in excess of 50% of the total amount of each such mortgage, provided that the provisions of this Section 8.02(a) shall be in full force and effect for a period of twelve (12) months after the Closing, except that liabilities and obligations relating to environmental and tax matters shall be in full force and effect for a period of five years and three years, respectively, from the date of the Closing and liabilities and obligations under Section 8.02(a)(iii) shall survive until the North Star Mortgages have been paid in full.

                 (b) Concorde hereby indemnifies North Star and its respective Affiliates, partners, officers, directors, employees and agents (the "North Star Indemnities") against and agrees to hold them harmless from any and all damage, loss, liability, claim, assessment, audit, fine, judgment, cost and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by North Star Indemnities arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Concorde pursuant to this Agreement; (ii) any and all liabilities and obligations of Concorde of any nature whatsoever, except for the obligations and liabilities of Concorde which are specifically assumed by North Star pursuant to this Agreement, provided that the provisions of this
Section 8.02(b) shall be in full force and effect for a period of twelve (12) months after the Closing, except that liabilities and obligations relating to environmental and tax matters shall be in full force and effect for a period of five years and three years, respectively, from the date of the Closing.

         Section 8.03.  PROCEDURES FOR INDEMNIFICATION.

                 (a) The party seeking indemnification hereunder (the "Indemnitee") shall notify (the "Indemnity Notice") the party against whom indemnity is sought (the "Indemnitor") promptly; in the case of third-party claims, such notice shall in any event be given within 20 days of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify the Indemnitor of any claim shall not relieve it from any liability except to the extent that the Indemnitor demonstrates that the defense of such action is materially prejudiced by such delay or failure to notify. In the case of third party claims, the Indemnitor shall, within 10 days of receipt of notice of such claim, notify the Indemnitee of its intention to assume the defense of such claim. If the Indemnitor shall assume the defense of the claim, the Indemnitor shall have the right and obligation (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee, (ii) to take all other required steps or proceedings to settle or defend any such claims, and (iii) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. If defendants in any action include the Indemnitee and the

Indemnitor, and the Indemnitee shall have been advised by its counsel that there may be legal defenses available to the Indemnitee which are different from or in addition to those available to the Indemnitor the Indemnitee shall have the right to employ its own counsel in such action, and, in such event, the fees and expenses of such counsel shall be borne by the Indemnitor. If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate; provided, however, that any such settlement shall be subject to the prior consent of the Indemnitor, which consent shall not be unreasonably withheld. Within 10 days after final determination with respect to a third party claim, the Indemnitor shall pay to the Indemnitee the amount of Damages incurred by Indemnitee in respect of which indemnity may be sought pursuant to this Section
8.03 In the case of a non-third party claim, payment of Damages incurred by the Indemnitee shall be made by the Indemnitor within 10 days after receipt of the Indemnity Notice by Indemnitor.

                 (b) A final determination of a disputed claim as to Damages shall be (i) a judgment of any court determining the validity of a disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (ii) award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within which to move to set such award aside has elapsed, (iii) a written agreement as to the termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys, (iv) a written acknowledgment of the Indemnitor that he or it no longer disputes the validity of such claim, or (v) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.

         Section 8.04. EQUITABLE RELIEF. In the event of a breach or threatened breach by North Star of Section 9.06 hereof regarding noncompetition and nonsolicitation, North Star hereby consents and agrees that Concorde shall be entitled to an injunction or similar equitable relief restraining the breaching party from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by North Star under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Nothing herein shall be construed as prohibiting or limiting Concorde from pursuing any other remedies at law or in equity which it may have.

         Section 8.05.  ARBITRATION.

                 (a) All disputes under this Article VIII shall be settled by arbitration in Rapid City, South Dakota, before a single arbitrator pursuant to the rules of the American Arbitration Association (the "Association"). Arbitration may be commenced at any time by any party hereto by giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 8.05. The arbitrator shall be selected by the joint agreement of North Star and Concorde, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection.

                 (b) To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section 8.05 shall prevent the parties from settling any dispute by mutual agreement at any time.

                                   ARTICLE IX

                              POST CLOSING MATTERS

        Section 9.01. DISCHARGE OF BUSINESS OBLIGATIONS. From and after the Closing Date, North Star and Concorde shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Casino Business or the Video Lottery, as the case may be, its operations or the assets and properties used therein (except for those expressly assumed hereunder), including without limitation any liabilities or obligations to employees, trade creditors and clients of the Casino Business or the Video Lottery Business, as the case may be.

        Section 9.02. MAINTENANCE OF BOOKS AND RECORDS. Each of North Star and Concorde shall preserve until the fifth anniversary of the Closing Date all records possessed or to be possessed by such party relating to the Concorde Assets or the North Star Assets, as the case may be, prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the Concorde Assets or the North Star Assets, as the case may be, prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through source other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

        Section 9.03. PAYMENTS RECEIVED. North Star and Concorde each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts.

        Section 9.04. UCC MATTERS. From and after the Closing Date, North Star and Concorde will promptly refer all inquiries with respect to ownership of the Concorde Assets or the North Star Assets, as the case may be, to the other. In addition, each Party will execute such documents and financing statements as the other may request from time to time to evidence transfer of the assets hereunder, including any necessary assignments of financing statements.

        Section 9.05. FINANCIAL STATEMENTS. North Star, at Concorde's expense, shall provide Concorde, within 30 days after Concorde's written request therefor, with such financial statements relating to the Business or the Assets as may be required by Rule 3-05 or Article 11 of Regulation S-X promulgated under the 1933 Act, and the 1934 Act in connection with the preparation and filing of any registration statement or periodic report by Concorde pursuant to the 1933 Act or the 1934 Act, including without limitation unqualified opinions thereon of independent public accountants and consents thereof as required by the 1933 Act or the 1934 Act or the rules and regulations thereunder. Concorde agrees to indemnify and hold harmless North Star against any losses, claims, damages, liabilities or expenses, to which North Star may become subject which arise out of the use or inclusion of the financial statements of North Star in any registration statement or periodic report filed by Concorde pursuant to the 1933 Act or the 1934 Act, other than any losses, claims, damages, liabilities or expenses arising out of or related to any inaccuracy or misrepresentation contained in the financial statements provided by North Star to Concorde hereunder, and will reimburse North Star for any legal and other expenses in connection with investigation setting, compromising or paying any such loss, claim, damage, liability, expense or action.

        Section 9.06. NON-SOLICITATION; NONCOMPETITION. North Star acknowledges and recognizes at all times for a period of three (3) years subsequent to the Closing Date as follows:

                 (a) North Star will not directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, organization, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with any business or enterprise engaged in a business the same as or similar to the Casino Business in Gilpin County, Colorado except as a holder of fewer than 5% of the outstanding shares or other equity interests of a company whose shares or other equity interests are registered under the 1934 Act.

                 (b) North Star will not directly or indirectly induce any employee of the Company or any of its affiliates to engage in any activity in which either North Star is prohibited from engaging by this Section 9.06 or to terminate his employment with Concorde or any of its affiliates, and will not directly or indirectly employ or offer employment to any person who was employed by Concorde or any of its affiliates unless such person shall have been terminated without cause or ceased to be employed by any such entity for a period of at least 12 months.

                 (c) North Star will not use or permit its or their name to be used in connection with any business or enterprise engaged in the business the same as or similar to Concorde or its Affiliates or any other business engaged in by Concorde or any of its Affiliates.

                 (d) North Star will not make any public statement, make any unprovoked statements to regulatory agencies, nor take any such actions where the primary purpose of such public statement, unprovoked statement or action is intended to (i) impair the goodwill or the business reputation of Concorde or any of its Affiliates or (ii) benefit a competitor of Concorde or to be otherwise detrimental to the material interests of Concorde.

                 (e) North Star will not (i) disclose any customer lists or any part thereof to any person, firm, corporation, association or other entity for any reason or purpose whatsoever; (ii) assist in obtaining any of Concorde's customers for any other similar business; (iii) encourage any customer to terminate, change or modify its relationship with Concorde; or (iv) solicit or divert or attempt to solicit or divert Concorde's customers.

                 (f) Concorde shall have the right, subject to applicable law, to inform any other third party that Concorde reasonably believes to be, or to be contemplating participating with North Star or receiving from North Star in violation of this Agreement and of the rights of Concorde hereunder, and that participation by any such third party with North Star in activities in violation of this Section 9.06 may give rise to claims by Concorde against such third party.

        The primary purpose of this Section 9.06 is Concorde's legitimate interest in protecting its economic welfare and business goodwill. Concorde and North Star further agree that this covenant shall in no way be construed as a mere limitation on competition nor shall it be construed as a restraint on North Star's right to engage in a common calling.

        It is expressly understood and agreed that although Concorde and North Star consider the restrictions contained in this Section 9.06 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section
9.06 is an unenforceable restriction against North Star, the provisions of this
Section 9.06 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

        Section 9.07. THIRD PARTY CONSENTS. To the extent that a Party's rights under any agreement, contract, commitment, lease, Authorization or other asset to be assigned to such Party hereunder may not be assigned without the consent of another person, which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the other Party, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair a Party's rights under the asset in question so that it would not in effect acquire the benefit of all such rights, the other Party, to the maximum extent permitted by law and the asset, shall act after the Closing as the other Party's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the asset, with each Party in any other reasonable arrangement designed to provide such benefits; provided, that each Party hereby agrees to indemnify the other and its Affiliates, partners, officers, directors, employees and agents against and agrees to hold them harmless from any and all Damages incurred or suffered by them arising out of actions taken pursuant to this Section 9.07.

        Section 9.08. FURTHER ASSURANCES. Each Party from time to time after the Closing, at the other Party's request, will execute, acknowledge and deliver to the other Party such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as the other Party may reasonably require in order to vest more effectively in the other Party, or to put the other Party more fully in possession of, the assets or business acquired hereunder, or to better enable the other Party to complete, perform or discharge any of the liabilities or obligations assumed by the other Party at the Closing. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

        Section 9.09.    PIGGYBACK REGISTRATION.

                 (a) If Concorde shall determine to register any of its shares of Common Stock under the 1933 Act on Form S-1 or any other form of registration statement then available for registration under the 1933 Act of securities of Concorde and which is appropriate for inclusion of the Shares, other than a registration relating solely to employee benefit plans, or a registration relating to a corporate reorganization or other transaction under Rule 145, or a registration on any registration form that does not permit secondary sales, Concorde will:

                         (i)      promptly give to North Star written notice
thereof; and

                         (ii)     except as set forth in Section 9.09(b) below,
use its best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all or any portion of the Shares specified in a written request made by North Star and received by Concorde within thirty (30) days after the written notice from Concorde described in clause (i) above is mailed or delivered by Concorde. Such written request may specify all or a part of the Shares to be so included in such registration.

                 (b) If the registration of which Concorde gives notice is for a registered public offering involving an underwriting, then Concorde shall so advise North Star as a part of the written notice given pursuant to Section
9.09.  In such event, the right of North Star to registration pursuant to this
Section 9.09 shall be conditioned upon participation by North Star in such underwriting and the inclusion of the Shares in the underwriting to the extent provided herein, and (together with Concorde and the other holders of securities of Concorde with registration rights to participate therein distributing their securities through such underwriting) North Star entering into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by Concorde.

                 The inclusion of the Shares shall be on the same terms and conditions as the comparable securities, if any, otherwise being sold by underwriters under such registration; or on terms and conditions comparable to those normally applicable to offerings of securities in reasonably similar circumstances in the event that no securities comparable to the Shares are being sold through underwriters under such registration.

                 If in the opinion of the managing underwriter the registration of all, or part of, the shares of Common Stock that North Star has requested to be included is a greater number of shares than in the reasonable opinion of Concorde's underwriter can be accommodated without adversely affecting the proposed underwriting, then the amount of shares of Common Stock proposed to be offered by North Star for registration shall be reduced to a number deemed to be satisfactory to the managing underwriter. Nothing in this Section shall be deemed to require Concorde to proceed with any registration of its securities after giving the notice herein provided.

        Section 9.10. OPTION TO PURCHASE. North Star hereby grants Concorde a first right and option to purchase the Sioux City VLCs for $51,000 (the "First Right and Option"). Concorde, or its assigns, may exercise the First Right and Option upon five (5) calendar days prior written notice to North Star. The First Right and Option shall expire, unless earlier exercised, on September 1, 1997.

                                   ARTICLE X

                                  TERMINATION

        Section 10.01. GROUNDS FOR TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing Date only as follows:

                 (a) by mutual written agreement of North Star and Concorde;

                 (b) by Concorde or North Star, respectively, by reason of the failure of a condition to Closing under Section 6.02 as to Concorde, and
Section 6.03 as to North Star (unless the failure of a condition to Closing results primarily from the actions or intentional inaction of the Party terminating the Agreement).

                 (c) by Concorde if the Casino Closing shall not have occurred by September 1, 1997, unless such time shall be extended by the written consent of Concorde.

        The Party desiring to terminate this Agreement shall give notice of such termination to the other Party.

        Section 10.02. EFFECT OF TERMINATION. In the event of the termination and abandonment hereof pursuant to the provisions of Section 10.01, this Agreement shall become void and have no effect, without any liability on the part of any of the Parties or their directors or officers or stockholders in respect of this Agreement. The provisions of Section 5.01(h) shall survive any termination hereof pursuant to Section 10.01. Notwithstanding the foregoing, in the event of (i) the willful failure by either Party to fulfill a condition to the performance of the obligations of the other Party or (ii) the breach by the other Party in the performance of such Party's covenants or agreements hereunder, the Party who has failed to fulfill such condition or who has breached any such covenants or agreements shall be fully liable to the other Party for all costs and expenses of the other Party in connection with the preparation, negotiation, execution and performance of this Agreement.

                                   ARTICLE XI

                               GENERAL PROVISIONS

        Section 11.01. SALES, TRANSFER AND DOCUMENTARY TAXES, ETC. Each Party shall pay all federal, state or local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale, use or transfer of its assets hereunder in accordance herewith whether imposed by law and each Party shall indemnify, reimburse and hold harmless the other in respect of the liability for payment of or failure to pay any such sales, documentary and other transfer taxes or the filing of or failure to file any reports required in connection therewith.

        Section 11.02. EXPENSES. Except as otherwise provided in this Agreement, each Party shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

        Section 11.03. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the Parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

        Section 11.04. ASSIGNMENT AND BINDING EFFECT. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parties.

        Section 11.05. WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

        Section 11.06. NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telegram or by registered or certified mail, postage prepaid, as follows:

        If to Concorde, Concorde Cripple Creek,
        Concorde South Dakota or Midwest Gaming to:

                 Concorde Gaming Corporation
                 3290 Lien Street
                 Rapid City, South Dakota  57709-0505
                 Attention: President
                 Telephone:       (605) 341-7738
                 Facsimile:       (605) 342-0247

        With a required copy to:

                 Morrison & Foerster, LLP
                 370 17th Street, Suite 5200
                 Denver, Colorado  80202
                 Attention:  Warren L. Troupe, Esq.
                 Telephone:       (303) 592-1500
                 Facsimile:       (303) 592-1510

        If to North Star, to:

                 North Star Casino Limited Liability Company
                 117 South Lawler
                 Mitchell, South Dakota 57301
                 Attention: President
                 Telephone:       (605) 996-8175
                 Facsimile:       (605) 996-3496

        With a required copy to:

                 Morgan, Theeler, Cogley & Petersen
                 221 East Third Avenue
                 P.O. Box 1025
                 Mitchell, South Dakota 57301
                 Attention:  Jack Theeler, Esq.
                 Telephone:       (605) 996-5588
                 Facsimile:       (605) 996-6129

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

        Section 11.07. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Colorado.

        Section 11.08. NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article VIII hereof, the other Indemnified Parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

        Section 11.09. HEADINGS, GENDER AND "PERSON." All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

        Section 11.10. SCHEDULES AND EXHIBITS. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

        Section 11.11. SEVERABILITY. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 11.12. COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

        Section 11.13. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Any reference to any federal, municipal or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

        Section 11.14. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement (including the arbitrability of any controversy or claim) shall be settled by arbitration in Rapid City, South Dakota. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. The arbitration shall be presided over by three arbitrators who shall be selected in accordance with the commercial arbitration rules of the American Arbitration Association. The cost of any arbitration proceeding hereunder shall be borne equally by Concorde and North Star, subject to the arbitrators awarding such costs otherwise. The award of the arbitrators shall be binding upon the Parties. Except where expressly authorized by statue, a Party shall only be entitled to be awarded damages for actual losses suffered by the injured party plus reasonable costs (including reasonable attorney's fees). Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer or person as of the day and year first above written.


                                        CONCORDE GAMING CORPORATION
                                        a Colorado corporation

                                        By
                                          --------------------------------------
                                          Jerry L. Baum, President


                                        CONCORDE CRIPPLE CREEK, INC.
                                        a Colorado corporation


                                        By
                                          --------------------------------------
                                          Jerry L. Baum, President


                                        CONCORDE GAMING OF SOUTH DAKOTA, INC.
                                        a South Dakota corporation


                                        By
                                          --------------------------------------
                                          Jerry L. Baum, President


                                        MIDWEST GAMING, INC.
                                        a South Dakota corporation


                                        By
                                          --------------------------------------
                                          Jerry L. Baum, President


                                        NORTH STAR CASINOS LIMITED LIABILITY
                                        COMPANY, a Colorado limited liability
                                        company

                                        By
                                          --------------------------------------
                                          Elroy Gruenewald, President






                                      G-1